---------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. IT IS REQUIRED THAT THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING SHARES OF EACH FUND BE REPRESENTED IN PERSON OR BY PROXY AT THIS MEETING. YOU ARE URGED TO SPECIFY YOUR CHOICE AND SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
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			     THE EUROPE FUND, INC.
				780 Third Avenue
			       New York, NY 10017

				      and

			 THE UNITED KINGDOM FUND INC.
				245 Park Avenue
				Fifteenth Floor
			      New York, NY  10167

			     ---------------------

			     JOINT PROXY STATEMENT

			     ---------------------


	       This joint proxy statement is furnished to stockholders of The Europe Fund, Inc. ("The Europe Fund") and the United Kingdom Fund Inc. ("The UK Fund") (each, a "Fund" and collectively, the "Funds") in connection with the solicitation of proxies for a Joint Special Meeting of Stockholders of the Funds to be held at 10 a.m., New York City time, on February 25, 1998 at The Waldorf Astoria Hotel, 301 Park Avenue, 4th Floor, New York, New York (the "Meeting") in accordance with the attached notice of meeting. It is expected that this proxy statement and the accompanying form of Proxy will first be
mailed to stockholders of the Funds on [      ], 1998 or as soon as possible
thereafter.

	       The solicitation of the accompanying form of proxy is made on behalf of the Board of Directors of each Fund (each, a "Board of Directors" and collectively, the "Boards of Directors"). The Meeting is scheduled as a joint special meeting of the stockholders of the respective Funds because the stockholders of each Fund are expected to consider and vote on similar matters. The Boards of Directors have determined that the use of a Joint Proxy Statement for the Meeting is in the best interest of the stockholders of each Fund. The stockholders of each Fund, however, will vote separately on matters relating to their particular Fund. In the event that a stockholder of either Fund present at the Meeting objects to the holding of a joint special meeting and moves for an adjournment of the meeting of that Fund to a time immediately after the Meeting so that that Fund's meeting may be held separately, all persons named as proxies will vote in favor of the adjournment.

	       The primary purpose of the Meeting is to permit each Fund's stockholders to consider for their Fund a new investment advisory and a new investment management agreement (each, a "New Agreement" and collectively, the "New Agreements") to take effect as of the issue date of a Securities and Exchange Commission exemptive order relating to the Transaction (as described below). Pursuant to the transaction contemplated by the Recommended Cash Offer (the "Offer") by Merrill Lynch International on behalf of ML Invest plc, a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), for Mercury Asset Management Group plc ("MAM") dated November 24, 1997 (the "Transaction"), Mercury Asset Management International Channel Islands Ltd. (the "Investment Manager") and Mercury Asset Management International Ltd. (the "Investment Adviser" and, collectively with the Investment Manager, the "Advisers"), which act as investment manager and investment adviser, respectively, to each Fund, will become indirect subsidiaries of Merrill Lynch. The stockholder vote on the New Agreements is required under the Investment Company Act of 1940, as amended (the "1940 Act"), as a result of Merrill Lynch's acquisition on December 22, 1997 (the "Assignment Date") of the parent of the Advisers. Each Fund's new investment advisory and management agreements are substantially identical to that Fund's old investment advisory and management agreements, respectively, that terminated in connection with the Transaction (each, an "Old Agreement" and collectively, the "Old Agreements"), except for the dates of execution, effectiveness and termination and certain escrow arrangements. See "1940 Act Considerations -- Exemptive Order".

	       Revocation of any proxy may be effected orally at the Meeting prior to voting or by notice in writing to the Secretary of the relevant Fund, provided that the notice is received by the Secretary prior to voting at the Meeting. Each valid proxy received in time will be voted at the Meeting in favor of the Proposal, or, if a contrary choice is specified on the proxy, will be voted in accordance with that specification. It is required that holders of more than 50% of the outstanding shares be represented in person or by proxy at this Meeting for a quorum to be established.

	       Each New Agreement must be approved by the vote of a majority of the outstanding voting securities of the respective Fund.
Under the 1940 Act, a majority of a Fund's outstanding voting securities is defined as the lesser of (i) 67% of the outstanding shares represented at a meeting at which more than 50% of the Fund's outstanding shares are present in person or represented by proxy, or (ii) more than 50% of the Fund's outstanding voting securities. If the Proposal is not approved with respect to a New Agreement, the Advisers may re-propose for approval that New Agreement or consider other options.

	       Each Fund intends to treat properly executed proxies that are marked "abstain" as present for the purpose of determining whether a quorum has been achieved. Neither Fund intends to treat a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary authority), as present for quorum purposes. The effect of broker non-votes depends on whether option (i) or (ii) described in the previous paragraph is used. If option
(ii) is used, broker non-votes and abstentions effectively count as votes against; if option (i) is used, broker non-votes have no effect and abstentions effectively count as votes against.

	       The close of business on December 29, 1997 has been fixed as the record date (the "Record Date") for the determination of stockholders of each Fund entitled to receive notice of, and to vote at, the Meeting.
There were [    ] shares of common stock of The Europe Fund outstanding on the
Record Date.  There were [    ] shares of common stock of The UK Fund
outstanding on the Record Date. Each of these shares will be entitled to one noncumulative vote. If a stockholder of The Europe Fund participates in that Fund's Automatic Distribution Reinvestment and Cash Purchase Plan ("Plan I"), and if a stockholder of The UK Fund participates in that Fund's Dividend Reinvestment and Cash Purchase Plan ("Plan II"), any proxy given by the stockholder will also govern the voting of all shares held for the stockholder's account under Plan I or Plan II, respectively, unless contrary instructions are received by The Bank of New York, as agent under both plans.

	       EACH FUND WILL FURNISH TO ITS STOCKHOLDERS UPON REQUEST AND WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT AND ITS MOST RECENT SEMI-ANNUAL REPORT SUCCEEDING THE ANNUAL REPORT. STOCKHOLDERS OF THE EUROPE FUND MAY OBTAIN A COPY OF THEIR FUND'S ANNUAL REPORT OR MOST RECENT SEMI-ANNUAL REPORT BY CALLING 1-800-543-6217 TOLL FREE OR BY WRITING TO PRINCETON ADMINISTRATORS, L.P., P. O. BOX 9011, PRINCETON, NEW JERSEY 08543-9011. STOCKHOLDERS OF THE UK FUND MAY OBTAIN A COPY OF THEIR FUND'S ANNUAL REPORT OR MOST RECENT SEMI-ANNUAL REPORT BY CALLING 212-888-6941 OR BY MAILING A WRITTEN REQUEST TO MERCURY ASSET MANAGEMENT INTERNATIONAL LTD., 780 THIRD AVENUE, SUITE 3401, NEW YORK, NEW YORK 10017 IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

	       As of the Record Date, [state whether any person or group was known to the management of The Europe Fund to be the beneficial owner of more than 5% of the common stock of The Europe Fund].

	       As of the Record Date, [state whether any person or group was known to the management of The Europe Fund to be the beneficial owner of more than 5% of the Common Stock of The UK fund].

	       As of the Record Date, the officers and directors of The
Europe Fund as a group owned beneficially [       ] shares[, or less than
1.0% of that Fund's outstanding shares].  As of the Record Date, the
officers and directors of The UK Fund as a group owned beneficially [       ]
shares[, or less than 1.0% of that Fund's outstanding shares].


				 INTRODUCTION

The Transaction

	       On November 19, 1997, the boards of directors of Merrill Lynch and MAM announced that they had agreed on terms of a recommended cash offer pursuant to which Merrill Lynch, through its newly formed wholly-owned subsidiary ML Invest plc, would seek to acquire all of the issued share capital of MAM. The Transaction will create one of the world's largest asset management groups, with approximately $450 billion of assets under management. It is intended that in connection with the Transaction, the existing business of MAM will be combined with the worldwide institutional business of Merrill Lynch Asset Management to form Merrill Lynch Mercury Asset Management. Merrill Lynch Mercury Asset Management will be headquartered in London and, within the United Kingdom, MAM's business will continue to be conducted under its existing name.

	       The Offer, which commenced on November 24, 1997, is being conducted in the United Kingdom in accordance with the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers. The Offer became unconditional on December 22, 1997.


Mercury Asset Management Group plc and its Affiliates

	       MAM is an intermediate holding company based in London that, through its subsidiaries, provides investment and related services on a global basis, operating in 19 offices around the world. MAM's shares are listed on the London Stock Exchange, with a market capitalization of approximately $3,992 million (Pounds Sterling 2,360 million)(1), as of November 19, 1997.


------------
(1) All amounts denominated in pounds sterling have, for the purposes of this background information, been converted into US dollars at an exchange rate of l pounds sterling to $1.6917, the exchange rate on December 19, 1997.


	       On September 30, 1997, MAM had $176.6 billion (Pounds Sterling 104.4 billion) of funds under management, of which over $118 billion (Pounds Sterling 70 billion) was for United Kingdom institutions and the remainder was divided between international institutions and private investors.

	       MAM is a market leader in the UK defined contribution pension market. MAM manages funds for over one-half the companies that are members of the FTSE-100 Index and for over one-half of the largest fifty Japanese corporate pension funds. Its clients include approximately 900 UK pension funds, including five of the ten largest pension funds in the world.

	       The Investment Manager is a wholly-owned subsidiary of the Investment Adviser, which in turn is a wholly-owned subsidiary of Mercury Asset Management plc, one of the largest investment managers in Europe, headquartered in London, England, at 33 King William Street, EC4R 9AS and a wholly-owned subsidiary of MAM of the same address. As of December
22, 1997, 73.6% of MAM's stock is owned by ML Invest plc, headquartered in London, England at Ropemaker Place, 25 Ropemaker Street, EC2Y, 92Y, and a wholly-owned subsidiary of ML Invest Holdings Ltd. of the same address. ML Invest Holdings Ltd. is a wholly-owned subsidiary of ML Invest, Inc. of 250 Vesey Street, New York, New York 10281, which in turn is a wholly-owned subsidiary of Merrill Lynch Group, Inc. of the same address, which in turn is a wholly-owned subsidiary of Merrill Lynch of the same address.

	       The Investment Manager is a corporation organized under the laws of Jersey (Channel Islands), with its principal office at Forum House, Grenville Street, St. Helier, Jersey JE4 8RL, Channel Islands. The Investment Manager was formed in January, 1983 for the purposes of providing investment advisory and management services for international portfolios desiring to utilize the services of the Investment Adviser. The Investment Manager is registered as an investment adviser with the Securities and Exchange Commission (the "Commission"). The Investment Manager's other clients include individuals and a charitable organization.

	       The Investment Adviser is a corporation incorporated in 1981 under the Companies Act of Great Britain. Its registered office and principal place of business is at 33 King William Street, London EC4R 9AS, England. The Investment Adviser provides discretionary international investment portfolio management services to individual and institutional clients wishing to participate in particular markets outside North America or to maintain a worldwide investment program. The Investment Adviser is registered as an investment adviser with the Commission and is regulated by The United Kingdom's Investment Management Regulatory Organisation. The
Investment Adviser's advisory clients include charitable organizations, corporations and pension plans.

	       The Advisers also act as investment adviser or investment manager for other persons and entities and may, under agreements with the Funds, act as investment adviser or investment manager to other registered investment companies.

	       Messrs. Peter J. Gibbs, John Gillespie, Frank P. Le Feuvre and Robin E.R. Rumboll are the directors of the Investment Manager. Mr. John Gillespie is the Secretary of the Investment Manager. The address of Messrs. Le Feuvre and Gillespie is Forum House, Grenville Street, St. Helier, Jersey JE4 8RL, Channel Islands. The address of Mr. Rumboll is Windsor House, St. Lawrence, Jersey, Channel Islands. The address of Mr. Gibbs is 33 King William Street, London, EC4R 9AS, England.

	       Mrs. C. Consuelo Brooke and Messrs. Peter J. Gibbs, Steven W. Golann, J. Eric Nelson and David M.F. Scott are the directors of the
Investment Adviser. Mr. Peter Stormonth Darling is Chairman and Mr. Charles B. Farquharson is Secretary of the Investment Adviser. The address of Mrs.
Brooke and Messrs. Darling, Farquharson, Gibbs and Scott is 33 King William Street, London, EC4R 9AS, England. The address of Messrs. Golann and Nelson is 780 Third Avenue, 34th Floor, New York, New York 10017.


Merrill Lynch & Co., Inc. and its Affiliates

	       The information in this section has been provided by Merrill
Lynch.

	       Merrill Lynch, a Delaware corporation, is a holding company formed in 1973 that, through its subsidiaries and affiliates, provides investment, financing, insurance and related services on a global basis. Such services include securities brokering, trading and underwriting; investment banking and other corporate finance advisory activities, including loan syndication; asset management and other investment advisory services; trading of foreign exchange instruments, futures, commodities and derivatives; securities clearance services; banking, trust and lending services; and insurance sales. These services are provided to a large group of clients and customers, including individual investors, corporations, governments and governmental agencies and financial institutions.

	       Merrill Lynch conducts its business from its world headquarters in New York City, New York, from additional principal locations in New Jersey, London, Tokyo, Hong Kong, from various regional facilities located in the United States and in other countries, and from numerous retail sales and other offices throughout the world. As of December 27, 1996, Merrill Lynch employed approximately 49,800 people.

	       Merrill Lynch conducts its worldwide business through a number of highly integrated subsidiaries and affiliates that frequently participate in the facilitation and consummation of a single transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, the principal subsidiary of Merrill Lynch and one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products.

	       Merrill Lynch is also one of the largest asset managers in the world, with approximately $272 billion of assets under management as of September 26, 1997. Merrill Lynch's asset management activities are conducted through, or managed by Merrill Lynch Asset Management, L.P., Fund Asset Management, L.P. and Hotchkis and Wiley, and their affiliates (together "MLAM"). MLAM constitutes the investment management unit of Merrill Lynch and is one of the largest mutual fund managers in the world. MLAM acts as the investment adviser for more than 140 registered investment companies as well as for various individual and institutional investors. At the end of 1996, MLAM managed 227 portfolios representing a wide variety of investment objectives ranging from money market portfolios to long-term taxable and tax-exempt fixed income portfolios, along a broad spectrum of quality ratings and maturities, as well as a wide variety of equity portfolios that in the aggregate invest in more than 48 markets globally. At the end of 1996, total assets under management by MLAM approximated $234 billion, as compared with $196 billion at year-end 1995.

			    1940 ACT CONSIDERATIONS

	       Section 15(a) of the 1940 Act prohibits any person from serving as an investment adviser to a registered investment company except pursuant to a written contract that has been approved by the stockholders of the registered investment company. Section 15(a) also provides, as do the Old Agreements pursuant to section 15(a), for the automatic termination of the Old Agreements upon their assignment. An assignment is deemed to include any change of control of the investment adviser. While it is not certain, the acquisition by Merrill Lynch of more than 25% of the voting securities of MAM pursuant to the Transaction may be deemed to result in a change of control for purposes of the 1940 Act. In order for the Advisers to continue to provide investment advisory services to the Funds after the Assignment Date, therefore, the stockholders of each Fund must approve that Fund's New Agreements.

Exemptive Order

	       Due to insufficient time to obtain consent of the Funds' stockholders prior to the Assignment Date, MAM, the Advisers and Merrill Lynch have applied for an order (the "Order") from the Commission exempting them from compliance with Section 15(a) of the 1940 Act pending approval of the New Agreements by each Fund's stockholders. If granted, the exemptive relief would permit the New Agreements to go into effect without stockholder approval and would allow the Advisers to collect fees with respect to each Fund at the rates specified pursuant to the New
Agreements during the period commencing on the date of issuance of the Order (the "Issuance Date"). Fees (and interest thereon) paid by the Funds after the Issuance Date will be held in escrow with an unaffiliated financial institution pending stockholder approval, which, pursuant to the terms of the Order, must be obtained no later than the earlier of 150 days following the Issuance Date and July 15, 1998. During the period between the Assignment Date and the earlier of the Issuance Date and the date of stockholder approval of the relevant New Agreement, the Advisers will continue to serve as investment adviser and investment manager pursuant to the New Agreements and will provide to the Funds services substantially similar to those provided under the Old Agreements at fees not in excess of the Advisers' actual cost of performing the services (and such fees will not be held in the escrow account described above but rather, will be payable directly to the Advisers).

	       Accordingly, to ensure continuity in the management of the Funds, stockholders of the Funds are being asked to approve the New Agreements for their Fund. If the stockholders of either Fund do not approve that Fund's New Agreements prior to the earlier of the 150th day following the Issuance Date and July 15,1 998, the amount held in escrow under the New Agreements of the relevant Fund will be returned to that Fund.

	       EACH FUND'S NEW AGREEMENTS ARE SUBSTANTIALLY IDENTICAL TO THAT FUND'S RESPECTIVE OLD AGREEMENTS EXCEPT FOR THE DATES OF
EXECUTION, EFFECTIVENESS AND TERMINATION AND THE ESCROW ARRANGEMENTS DESCRIBED ABOVE. THE APPROVAL OF THE NEW AGREEMENTS RELATING TO A FUND BY THAT FUND'S STOCKHOLDERS IS SEPARATE FROM, AND IS IN NO WAY CONDITIONED UPON, THE APPROVAL OF THOSE NEW AGREEMENTS RELATING TO THE OTHER FUND BY STOCKHOLDERS OF THAT FUND.


				 THE PROPOSALS

	      APPROVAL OF THE NEW INVESTMENT ADVISORY AGREEMENT FOR
			       THE EUROPE FUND, INC.


	      APPROVAL OF THE NEW INVESTMENT MANAGEMENT AGREEMENT FOR
				THE EUROPE FUND, INC.


	      APPROVAL OF THE NEW INVESTMENT ADVISORY AGREEMENT FOR
			     THE UNITED KINGDOM FUND INC.


	      APPROVAL OF THE NEW INVESTMENT MANAGEMENT AGREEMENT FOR
			     THE UNITED KINGDOM FUND INC.


	       As noted above, the acquisition of control of MAM by Merrill Lynch may be deemed to constitute an "assignment" (as defined in the 1940
Act) of each Fund's Old Agreements. As required by the 1940 Act, the Old Agreements provide for their automatic termination in the event of an assignment. In connection with the Transaction, and in order to assure that the Advisers can continue to serve as investment advisers to the Funds, stockholders of each of the Funds are being asked to approve the New Agreements for their Fund. A form of each New Agreement for each Fund is attached hereto as Annex A.

	       EACH FUND'S NEW AGREEMENTS ARE SUBSTANTIALLY IDENTICAL TO THAT FUND'S RESPECTIVE OLD AGREEMENTS EXCEPT FOR THE DATES OF EXECUTION, EFFECTIVENESS AND TERMINATION AND CERTAIN ESCROW ARRANGEMENTS. SEE "1940 ACT CONSIDERATIONS -- EXEMPTIVE ORDER". THE APPROVAL OF THE NEW AGREEMENTS RELATING TO A FUND BY THAT FUND'S STOCKHOLDERS IS SEPARATE FROM, AND IS IN NO WAY CONDITIONED UPON, THE APPROVAL OF THOSE NEW AGREEMENTS RELATING TO THE OTHER FUND BY STOCKHOLDERS OF THAT FUND.

The Old Investment Advisory and Management Agreements

	       Pursuant to the Investment Management Agreement dated as of April 26, 1990 between The Europe Fund and the Investment Manager, (the "Old Europe Fund Investment Management Agreement") and the Investment Management Agreement dated as of August 4, 1987 between The UK Fund and the Investment Manager (the "Old UK Fund Investment Management Agreement"), the Investment Manager, on the basis of advice given by the Investment Adviser, structured each Fund's portfolio, managed each Fund's investments and made investment decisions on behalf of each Fund in accordance with that Fund's stated investment objective, policies and limitations and subject to the supervision, review and direction of that Fund's Board of Directors.

	       Pursuant to The Europe Fund's Investment Advisory Agreement dated as of April 26, 1990 between the Investment Manager and the Investment Adviser (the "Old Europe Fund Investment Advisory Agreement"), and The UK Fund's Investment Advisory Agreement dated as of August 4, 1987 between the Investment Manager and the Investment Adviser (the "Old UK Fund Investment Advisory Agreement"), the Investment Adviser advised the Investment Manager with respect to the investment and reinvestment of the assets of each Fund in accordance with each Fund's stated investment objective, policies and limitations and subject to the supervision, review and direction of each Fund's Board of Directors.

	       Under the Old Agreements, the Investment Manager or the Investment Adviser, with the consent of the Investment Manager, selected and placed orders with brokers and dealers to execute portfolio transactions on behalf of each Fund. The Advisers were obligated to provide to the Board of Directors of The Europe Fund at least once every six months a statement of the contents and valuation of that Fund's investments (not necessarily including any evaluation of the performance of that Fund during that period). The Advisers were obligated to furnish to the Board of Directors of The UK Fund periodic reports on that Fund's investment performance.

	       The Old Europe Fund Investment Management Agreement provided that The Europe Fund would pay the Investment Manager a fee at the annual rate of 0.75% of the Fund's average weekly net assets up to $250 million and 0.65% of such assets in excess of $250 million based upon net asset value at the end of each week and payable on the last day of each month. For the fiscal year ended December 31, 1996, the Investment Manager received from The Europe Fund investment management fees totaling
$1,262,125. The Old UK Fund Investment Management Agreement provided that The UK Fund would pay the Investment Manager a fee at the annual rate of 0.75% of the Fund's average weekly net assets up to $150 million and 0.65% of such assets in excess of $150 million payable on the last day of each month. For the fiscal year ended March 31, 1997, the Investment Manager received from The UK Fund investment management fees totaling $487,653. Pursuant to the Old Europe Fund Investment Advisory Agreement, the
Investment Adviser was paid by the Investment Manager a fee at the annual rate of 0.15% of the average weekly net assets of that Fund, based upon net asset value at the end of each week and payable on the last day of each month, which fee amounted to $315,531 for the fiscal year ended December
31, 1996. Pursuant to the Old UK Fund Investment Advisory Agreement, the Investment Adviser was paid by the Investment Manager a fee at the annual rate of [0.1875%] of the net assets of that Fund, which fee amounted to $[ ], for the fiscal year ended March 31, 1997. The fee paid by each Fund to the Investment Manager was higher than that paid by most investment companies, although lower than the fee paid by most other closed-end investment companies that invest primarily in the securities of companies in foreign countries.

	       The Old Agreements provided that neither the Investment Manager nor the Investment Adviser would be liable for any error of judgment or for any loss suffered by either Fund in connection with the matters to which the investment management agreement or the investment advisory agreement of each Fund, respectively, related, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance, or from reckless disregard by it, of its obligations and duties under the Old Agreements.

	       Both the Old Europe Fund Investment Management Agreement and the Old Europe Fund Investment Advisory Agreement were approved by the stockholders of that Fund on June 5, 1991, the date on which these agreements were last submitted for stockholder approval. Both the Old UK Fund Investment Management Agreement and the Old UK Fund Investment Advisory Agreement were approved by the stockholders of that Fund on October 20, 1988, the date on which these agreements were last submitted for stockholder approval. The continuation of each Fund's Old Agreements had been approved annually by that Fund's Board of Directors and, at the same meetings, had been unanimously approved by each Fund's directors who are not "interested persons" of the respective Fund. Each Old Agreement was terminable at any time by the respective Fund on 60 days' written notice, without the payment of any penalty, upon the vote of a majority of that Fund's Board of Directors or a majority of the outstanding voting securities of that Fund. Each Old Agreement was terminable automatically in the event of its assignment, as defined in the 1940 Act. The Investment Adviser could have terminated each Fund's old investment advisory agreement without penalty on 90 days' written notice to that Fund and to the Investment Manager. In addition, the Investment Manager could have terminated each Fund's old investment management agreement on 90 days' written notice to that Fund and each Fund's old investment advisory agreement on 90 days' written notice to that Fund and to the Investment Adviser.

The New Investment Advisory and Investment Management Agreements

	       Each New Agreement, as is true of each Old Agreement, provides that each Adviser will bear all expenses of its employees and overhead incurred by it in connection with its duties under the Investment Agreements. Each Adviser further agrees to pay all salaries and fees of the Funds' directors and officers who are "interested persons" of that Adviser.

	       Each New Agreement, as is true of each Old Agreement, provides that each Fund will bear all of its own expenses, including but not limited to: (i) expenses of organizing that Fund; (ii) fees of that Fund's directors who are not "interested persons" of any other party; (iii) out-of-pocket travel expenses for all directors and officers in connection with their attendance at, and other expenses incurred by that Fund relating to, directors' or committee meetings; (iv) interest expense; (v) taxes and governmental fees; (vi) brokerage commissions and other expenses incurred in acquiring or disposing of that Fund's portfolio securities; (vii) expenses of preparing stock certificates; (viii) expenses in connection with the issuance, offering, distribution, sale or underwriting of securities by that Fund; (ix) expenses of registering and qualifying that Fund's shares for sale with the Commission and in various states and foreign jurisdictions; (x) auditing, accounting, insurance and legal costs; (xi) custodian, dividend disbursing and transfer agent expenses; (xii) expenses of obtaining and maintaining the listing of that Fund's shares on the New York Stock Exchange;
(xiii) membership dues to professional organizations; (xiv) expenses of stockholders' meetings and preparing and distributing proxies and reports to stockholders; and (xv) costs of information obtained from services other than the Investment Manager or its affiliated persons relating to the valuation of securities. Neither Fund, however, will bear any expenses associated either with the Meeting or with the solicitation of proxies for the Meeting.

	       The Investment Manager will be responsible for the selection of brokers to execute each Fund's portfolio transactions. In placing portfolio transactions, the Investment Manager will seek to obtain best execution for each Fund, taking into account factors such as price, commission, size of order, difficulty of execution, research capabilities, skill required of the broker and investment market and statistical information provided by the broker. In seeking best execution of its transactions, each Fund may employ several different brokers, including, subject to certain conditions, affiliated brokers.

	       The Funds will not be able to engage in principal transactions with the Investment Manager, the Investment Adviser or their affiliates.

	       EACH FUND'S NEW AGREEMENTS ARE SUBSTANTIALLY IDENTICAL TO THAT FUND'S RESPECTIVE OLD AGREEMENTS EXCEPT FOR THE DATES OF EXECUTION, EFFECTIVENESS AND TERMINATION AND CERTAIN ESCROW ARRANGEMENTS. SEE "1940 ACT CONSIDERATIONS -- EXEMPTIVE ORDER". THE APPROVAL OF THE NEW AGREEMENTS RELATING TO A FUND BY THAT FUND'S STOCKHOLDERS IS SEPARATE FROM, AND IS IN NO WAY CONDITIONED UPON, THE APPROVAL OF THOSE NEW AGREEMENTS RELATING TO THE OTHER FUND BY STOCKHOLDERS OF THAT FUND.

	       If approved by the Funds' stockholders, the New Agreements will remain in effect for an initial two-year term after the earlier of the Issuance Date and the date of stockholder approval and will continue in effect thereafter for successive annual periods as long as the continuance is approved in accordance with the 1940 Act. Each New Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

	       If the Transaction does not occur, the New Agreements presented for approval will not take effect, and investment advisory services will continue to be provided to the Funds under the terms of the Old
Agreements.

Deliberation and Recommendation of Board of Directors

	       The Board of Directors of each Fund met on December 11, 1997, to consider the Transaction and its anticipated effects upon the Advisers and the investment advisory and other services provided to that Fund over which the respective Board of Directors presides. At this meeting, the Board of Directors of each Fund -- including a majority of the Directors who are neither parties to the Old Agreements or to the New Agreements nor are "interested persons", as that term is defined in the 1940 Act, of any parties to the Old Agreements or the New Agreements
(the "Independent Directors")(2) -- voted to approve the New Agreements and to recommend approval of the New Agreements by the stockholders of the Fund for which they serve as directors.

	       The Board of Directors of each Fund believes that the terms and conditions of the New Agreements are fair to, and in the best interest of, their Fund and its stockholders. The Board of Directors of each Fund, including the Independent Directors of each Fund, has approved the New Agreements and unanimously recommends stockholder approval. The Independent Directors of each Fund were counseled by the law firm of Sullivan & Worcester LLP in connection with their deliberations concerning the New Agreements.

	       The Boards of Directors, including the Independent Directors, reviewed factors they deemed relevant, including, but not limited to: (1) the fees and expense ratios of comparable investment companies; (2) the differences between the Old and New Agreements; and (3) other factors they considered relevant.

	       In evaluating the New Agreements, the Boards of Directors took into account that their respective Fund's Old Agreements and New
Agreements, including the terms relating to the services to be provided thereunder by the Advisers and the fees and expenses payable by that Fund, are substantially identical, except for the dates of execution, effectiveness and termination and certain escrow provisions.

	       The Boards of Directors also considered the possible effects of the Transaction upon the Advisers's organization and upon the ability of the Advisers to provide advisory services to each Fund. The Boards of Directors considered the skills and capabilities of the Advisers and the representations of Merrill Lynch that no material change is planned in the current management of the Advisers. In this regard, a representative of Merrill Lynch met with the Boards of Directors at which time the representative described the resources that are expected to be available to the Advisers, after giving effect to the Transaction, to secure for each Fund quality investment research, investment advice and other client services. The Boards of Directors also considered the reputation and expertise of Merrill Lynch. The Boards of Directors considered the continued employment of members of senior management of the Advisers to be important to help to assure continuity of the personnel primarily responsible for maintaining the quality of investment advisory and other services for the Funds.


-----------
(2) Only one director, Mr. Peter Stormonth Darling, is an "interested person" of both The Europe Fund and The UK Fund, as defined by the 1940 Act. As of December 23, 1997, Mr. Darling owns beneficially 345,813 shares of MAM, an affiliate of the Investment Manager and Investment Adviser, with sole voting and investment power. Mr. Darling is also an "interested" director because he is Chairman of the Investment Adviser.


	       The Boards of Directors considered the effects on the Funds of the Advisers becoming affiliated persons of Merrill Lynch. In connection with the Transaction, the 1940 Act will prohibit or impose certain conditions on the ability of the Funds to engage in certain transactions with Merrill Lynch and its affiliates. For example, absent exemptive relief, the Funds will be prohibited from purchasing securities in transactions in which any broker-dealer subsidiary of Merrill Lynch (a "Merrill Lynch Broker-Dealer") acts as principal, and the Funds will have to satisfy certain conditions in order either to engage in securities transactions in which a Merrill Lynch Broker-Dealer acts as broker or to purchase securities in an underwritten offering in which a Merrill Lynch Broker-Dealer is acting as principal underwriter. In this connection, management of each of the Advisers represented to the Boards of Directors that it does not believe these prohibitions or conditions will impose an unfair burden on the Funds, and, to the extent permitted by applicable law, the Advisers anticipate that the Funds will continue to use Merrill Lynch Broker-Dealers for brokerage services.

	       The Boards of Directors were advised that Section 15(f) of the 1940 Act is possibly applicable to the Transaction. Section 15(f) of the 1940 Act permits, in the context of a change in control of an investment adviser or manager to a registered investment company, the receipt by such investment adviser or manager, or any of its affiliated persons, of an amount of benefit in connection with the sale, as long as two conditions are satisfied. First, an "unfair burden" must not be imposed on the investment company for which the investment adviser acts in such capacity as a result of the sale of an interest, or any express or implied terms, conditions or understandings applicable thereto. The term "unfair burden," as defined in the 1940 Act, includes any arrangement during the two-year period after the transaction whereby the investment adviser or manager (or predecessor or successor adviser or manager), or any interested person of any such adviser or manager, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory and other services), or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than ordinary fees for bona fide principal underwriting services).

	       Without necessarily agreeing with the need to comply with
Section 15(f), Merrill Lynch has represented to the Boards of Directors that it would not seek an advisory fee increase for the next two years. Neither Merrill Lynch nor the Advisers, after due inquiry, is aware of any express or implied term, condition, arrangement or understanding that would impose an "unfair burden" on either Fund as a result of the Transaction. Merrill Lynch has agreed that it will take no action that would have the effect of imposing an "unfair burden" on either Fund as a result of the Transaction.

	       Second, during the three-year period immediately following a transaction to which Section 15(f) applies, at least 75% of the subject investment company's board of directors must not be "interested persons" (as defined in the 1940 Act) of the investment company's investment adviser or manager or predecessor adviser or manager. The current composition of the Boards of Directors would be in compliance with this condition subsequent to the Transaction.

	       As a result of their review and consideration of the Transaction and the New Agreements, at the meeting on December 11, 1997, the Board of Directors of each Fund, including a majority of the Independent Directors of each Fund, voted to approve and recommend the New Agreements for approval by the stockholders of the relevant Fund.

If Shareholder Approval Not Obtained

	       In the event that stockholders of a Fund do not approve the New Agreements with respect to that Fund and the Transaction is completed, the amounts held in escrow for that Fund will be delivered to that Fund, and the respective Board of Directors would seek to obtain for that Fund interim investment advisory services at the lesser of the current fee rate or cost either from the Advisers or from another advisory organization. Thereafter, the respective Board of Directors would either negotiate a new investment advisory agreement with an advisory organization selected by the Board of Directors or make appropriate arrangements, in either event subject to approval of the stockholders of that Fund. In the event the Transaction is not completed, the Advisers would continue to serve as investment adviser and investment manager of the Funds pursuant to the terms of the Old Agreements.

Required Vote

	       As stated above, each New Agreement must be approved by the vote of a majority of the outstanding voting securities of the respective Fund. Under the 1940 Act, a majority of a Fund's outstanding voting securities is defined as the lesser of (i) 67% of the outstanding shares represented at a meeting at which more than 50% of the Fund's outstanding shares are present in person or represented by proxy, or (ii) more than 50% of the Fund's outstanding voting securities.

Administrators

	       Princeton Administrators, L.P. ("Princeton"), administrator for The Europe Fund, is an affiliate of Merrill Lynch. Princeton provides administrative services, including record-keeping, preparation of reports, accounting services and legal support services. Princeton currently provides third-party fund administration services to four (4) open-end and twenty-four
(24) closed-end investment companies with more than $5.6 billion in net assets. Pursuant to the Administration Agreement dated April 7, 1990 by and between The Europe Fund and Princeton, The Europe Fund pays to Princeton on the first business day of each calendar month a fee for the previous month at an annual rate equal to .25% of The Europe Fund's average weekly net assets up to U.S. $200 million and .20% in excess thereof subject to a minimum fee. For the fiscal year ending December 31, 1996, the aggregate fee amounted to $420,709. In connection with the Transaction, on December 11, 1997, the
Board of Directors of The Europe Fund approved a new administration agreement, the terms of which are substantially similar to the Administration Agreement dated April 7, 1990 except for the dates of execution, effectiveness and termination and the names of the entities with which The Europe Fund has entered into investment advisory agreements.

	       The Administrator for The UK Fund is Bear Stearns Funds Management Inc., which is headquartered at 245 Park Avenue, 15th Floor, New York, New York 10167.

General

	       The management of each Fund does not intend to present to the Meeting any business other than the matters stated in the related notice. As of the date of this proxy statement, the management of each Fund was not aware of any other matters that might be presented for action at the Meeting. If any matter not referred to in the enclosed proxy should properly come before the Meeting, including any question as to an adjournment of the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

	       The cost of soliciting proxies for the Meeting will be borne by Merrill Lynch and the Advisers. In addition to the solicitation by mail, the Funds' officers may solicit proxies personally, for which they will receive no special compensation. Merrill Lynch and the Advisers have retained Tritech Services, an indirect affiliate of Merrill Lynch, for a fee of $5,000 plus out-of-pocket expenses to assist in the solicitation of proxies for The Europe Fund. Merrill Lynch and the Advisers have retained Corporate Investor Communications, Inc. for a fee of $6,500 plus out-of-pocket expenses to assist in the proxy solicitation for The UK Fund. Merrill Lynch and the Advisers -- not the Funds -- will bear these solicitation costs. Merrill Lynch and the Advisers may reimburse brokers or persons holding stock in their names or in the name of their nominees for their expenses in sending proxy material to the beneficial owners.

	       In the event that sufficient votes to approve each Proposal are not received by the time scheduled for the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies with respect to such Proposal. An adjournment proposed in this fashion will require the affirmative vote of a majority of those shares of the relevant Fund present in person at the Meeting or represented by proxy. When voting on a proposed adjournment to permit further solicitation with respect to any Proposal, the persons named as proxies will vote for the proposed adjournment all the shares they are entitled to vote with respect to each Proposal, unless directed to disapprove such Proposal, in which case those shares will be voted against the proposed adjournment. Broker non-votes and abstentions will have no effect on the majority vote required for adjournment.

	       THE BOARDS OF DIRECTORS, INCLUDING THE DIRECTORS WHO ARE NOT "INTERESTED PERSONS" (AS DEFINED IN THE 1940 ACT) OF THEIR RESPECTIVE FUND, RECOMMEND THAT THE STOCKHOLDERS OF EACH FUND VOTE "FOR" THAT FUND'S NEW AGREEMENTS.

	       Stockholders who do not expect to be present at the Meeting and who wish to have their shares voted are requested to date and sign the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

			     By order of the Board of Directors of each Fund,


			     ANTHONY M. SOLOMON
			     Chairman of the Board of Directors of each Fund